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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Jurisdiction of Incorporation
Christopher & Banks, Inc.(a)	Minnesota
Christopher & Banks Company(b)	Minnesota

(a)
Wholly-owned subsidiary of the registrant.

(b)
Wholly-owned subsidiary of Christopher & Banks, Inc.

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SUBSIDIARIES OF THE REGISTRANT